Exhibit 23.5

Schwartz Levitsky Feldman llp
Chartered Accountants
Licensed Public Accountants
Toronto - Montreal

April 24, 2007

United States Security and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
USA

Gentlemen:

Re:	Silver Reserve Corp.

We have read the section entitled “Change in Auditors” to be included in the prospectus supplement of Silver Reserve Corp. and we are in agreement with the statements contained therein, insofar as they relate to our firm.

Yours very truly,

SCHWARTZ LEVITSKY FELDMAN LLP

s/ Gerry Goldberg, C.A.
Per: Gerry Goldberg, C.A.